MEMORANDUM OF OPTION AGREEMENT


     THIS MEMORANDUM OF AN OPTION AGREEMENT which was previously agreed to by the parties is made and entered into at LaFox, Illinois as of the 12th day of May, 1987, by and between Richardson Electronics, Ltd., a Delaware corporation (such corporation together with its predecessor, Richardson Electronics, Ltd., an Illinois corporation, is hereby referred to as the "Company"), and Arnold
R. Allen (the "Optionee").

     WHEREAS, the Company and the Optionee have entered into a letter agreement dated August 23, 1985 supplemented by a memorandum dated December 3, 1985, regarding the employment by the Company of the Optionee (the "Employment Agreement"); and

     WHEREAS, the Employment Agreement provides that the Company and the Optionee will enter into an agreement pursuant to which the Company will grant to the Optionee the right to acquire stock in the Company; and

     WHEREAS, a portion of that right was satisfied by the grant to Optionee of an Option on September 4, 1985 to purchase 3,506 shares of Common Stock and 3,506 shares of Class B Common Stock at an exercise price of $14.26 per share (adjusted for 3-for-2 stock split and recapitalization and reincorporation) under the Company's Employee's Incentive Stock Option Plan; and

     WHEREAS, the Company and the Optionee have now agreed upon the terms upon which the balance of such rights will be granted.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereto herein contained, the parties hereby agree as follows:

     1. Grant of Option. In consideration of the services rendered and to be rendered to the Company (or its subsidiaries) by the Optionee the Company hereby grants to the Optionee an option to purchase a total (subject to adjustment for fractions as provided below in this Section 1.) of up to 33,994 shares of the $.05 per share par value Common Stock of the Company and 33,994 shares of the $.05 per share par value Class B Common Stock of the Company for an aggregate of 67,988 shares (the "Option Shares"), at a purchase price of $14.25 per share, upon and subject to the terms and conditions set forth herein (the "Option"). Upon its vesting and becoming available for purchase, each Option Share shall entitle the Optionee (or his legal Representative as defined below in Section 2(b)) to acquire one-half share of Common Stock and one-half share of Class B Common Stock. No fractional shares will, however, be issued upon exercise. Upon the exercise of any Option Share all fractional shares of Class B Common Stock shall be converted into fractional shares of Common Stock and be combined with the fraction of Common Stock for which the Option is exercised to make a whole share.

     2.   Time of Exercise.
     (a)  Subject to the provisions of subparagraphs (b) and (c) of this
Section 2 set forth below, the Option may be exercised, in whole or in part, and the option Shares may be purchased by the Optionee (or, in the event of the Optionee's death, by his Legal Representative (as defined at Section
(e)(v) below)) in accordance with the provisions of Section 3 below, at any time or times after the date of this Agreement as set forth above (the "Grant Date").

     (b) Anything to the contrary notwithstanding, the right of the Optionee to acquire Option Shares hereunder shall vest and Option Shares shall become available for purchase by the Optionee or by his Legal Representative only at the following times and in the following increments:

          (i) for the fiscal year commencing June 1, 1986 the number of Option Shares which shall vest and first become available for purchase by the Optionee on the Effective Date (as defined below at Section 2(e)(iii)) for such year shall be equal to the excess, if any, of the product obtained by multiplying (X) the Performance Percentage (as defined below at Section 2(e)(vi)) for such year by (Y) fifteen thousand (15,000) over (Z) 1,762;

          (ii) in each fiscal year of the Company during the period commencing on June 1, 1987 and terminating at such time as all of the Option Shares have become available for purchase hereunder, a number of Option Shares shall vest and first become available for purchase by Optionee on the Effective Date for such year. The number of Option Shares which shall first become available for purchase in each such fiscal year shall be equal to the product of (X) the Performance Percentage for such fiscal year multiplied by
(Y) fifteen thousand (15,000).

Once Option Shares have become available for purchase, the Optionee shall retain the right to acquire them until this Agreement or his rights hereunder terminate.

     (c) (i) In the event that the Optionee's full time employment with the Company (or its subsidiaries) terminates, by reason of the death or disability of the Optionee, or by virtue of the fact that the Optionee has failed to perform his duties in a satisfactory manner, or by the voluntary act of the Optionee, prior to the time at which all of the Option Shares become available for purchase, the Optionee (or, in the event of Optionee's death, the Legal Representative of the Optionee) shall have the Option to acquire the following Option Shares:

          (A) any Option Shares to which the Optionee held an unexercised vested right to purchase at the time of such termination of employment, plus

          (B) if the Optionee's employment is terminated after the commencement of a fiscal year but prior to the Effective Date for such fiscal year, any Option Shares which would have become vested and first available for purchase upon the Effective Date for such fiscal year if the Optionee had been then employed by the Company, plus

          (C) a pro-rata portion (as hereinafter defined) of the Option Shares which would have vested and first been available for purchase had the Optionee remained in the employ of the Company until the Effective Date of the next succeeding fiscal year. The term "pro-rata portion" shall mean the product obtained by multiplying (X) the number of such Option Shares which would have first become vested and available for purchase on such Effective Date if the Optionee had been employed by the Company on such Effective Date times (Y) a fraction the numerator of which fraction is the number of days in the fiscal year which had elapsed as of the date of the termination of employment of the Optionee and the denominator of which is 365.

          (ii) In the event that the Company terminates the employment of the Optionee for any reason other than as set forth in Section 2(c)(i), the Optionee shall have the right to acquire all of the Option Shares. (iii) Any Option Shares which the Optionee (or his legal representative) has the right to purchase under this Section 2(c), shall first become available for purchase at the times set forth in Section 2(b) hereof.

     (d) Notwithstanding anything contained herein to the contrary, the right of the Optionee or his Legal Representative to exercise any Options hereunder shall terminate ninety (90) days after:

          (i) the date of termination of employment with respect to Option Shares available under subparagraph (c)(i)(A) above,

          (ii) the Effective Date referred to in subparagraph (c)(i)(B) above with respect to Option Shares available under subparagraph (c)(i)(B) above, and

          (iii) the Effective Date referred to in subparagraph (c)(i)(C) above with respect to Option Shares available under subparagraph (c)(i)(C) above, and.

          (iv) the Effective Date on which the last remaining Option Share becomes available for purchase with respect to Option Shares available under subparagraph (c)(ii).

     (e) For purpose of this Section 2 the following terms shall have the meanings herein set forth.

          (i) "Actual Profit" for any fiscal year shall be the net after tax profit which is reported by the Company in its audited financial statements for such year included in the annual report which the Company sends to its shareholders for such year.

          (ii) "Base Profit" for any fiscal year shall be the Actual Profit of the Company for the immediately preceding fiscal year.

          (iii) "Effective Date" for any fiscal year shall be the day on which the then acting certified public accountant of the Company finally certifies the. Actual Profit of the Company for the immediately preceding fiscal year.

          (iv) "Goal Profit" for any fiscal-year shall be that amount established by the Company as such in its budget for such year. In the event that the Company fails to establish a Goal Profit in its budget for a fiscal year, the Goal Profit for such year shall be its Actual Profit for the immediately preceding fiscal year increased by twenty percent (20%).

          (v) "Legal Representative" shall mean the person or persons, including any bank or trust company, who shall be the duly appointed, qualified and acting executor or executors of the last will and testament of the Optionee or the duly qualified and acting administrator will annexed, or administrator to collect the estate of the Optionee.

          (vi)  "Performance Percentage" for any fiscal year shall be

          (A) if Actual Profit is less than Goal Profit but exceeds Base Profit, the percentage obtained by dividing:

               (1) the excess, if any, of Actual Profit for the immediately preceding fiscal year over the Base Profit for such immediately preceding fiscal Year; by

               (2) the excess, if any, of Goal Profit for the immediately preceding fiscal year over the Base Profit for such immediately preceding fiscal year; or

          (B) if Actual Profit equals or exceeds Goal Profit, the percentage obtained by dividing:

               (1) Actual Profit for the immediately preceding fiscal year, by
               (2)  Goal Profit for the immediately preceding year; or

          (C)  if Actual Profit is less than or equals Base Profit, zero.

          (D) Notwithstanding anything contained herein to the contrary, in the event that the Company, at any time hereafter or for any fiscal year or part thereof, either revises the formula upon which executive bonuses are calculated under the Executive Bonus Plan of the Company (a copy of which is attached hereto as Exhibit A and made a part hereof by this reference) or otherwise adjusts the manner in which such bonuses are calculated whether due to projected losses or in order to reflect the effect upon corporate earnings of any transaction entered into by the Company which is not in the ordinary course of business, a corresponding revision or adjustment shall be made to the Performance Percentage (or to one or more of its component factors, as the case may be).

     (f) This Agreement and the Option herein granted shall terminate on that date when all rights to purchase Option Shares shall end as provided in subparagraphs (c) and (d) of Section 2. Upon termination of this Agreement all right to purchase vested an unpurchased Option Shares and unvested Option Shares shall terminate.

     3. Manner of Exercise. The Option may be exercised only by appropriate written notice delivered to the Company in person or sent to the Company by registered or certified mail, return receipt requested, postage prepaid, at its principal offices at 40W267 Keslinger Road, LaFox, Illinois 60147, Attn: E. J. Richardson and W. G. Seils. Each such notice of exercise shall state the number of Option Shares in respect of which the Option is being exercised and shall be signed by the Optionee (or, in the event that the Option is being exercised by the legal representative of the Optionee, shall be signed by such legal representative and shall be accompanied by a copy of the Optionee's death certificate and such other proof, satisfactory to counsel for the Company, of the right of such person to exercise the Option). Notices sent by registered or certified mail shall be effective only when received by the Company. Each such notice shall be accompanied by (a) a copy of this Option Agreement, (b) payment of the full aggregate purchase price of the Option Shares purchased, (c) payment in full of the aggregate amount of the withholding taxes, if any, attributable to the transfer of the stock pursuant to the exercise of the Option, and (d) such other documents or instruments as the Company may require to comply with the then current Federal or state income tax or securities laws. The withholding taxes and the purchase price for such Option Shares shall be paid either by cash or a certified or cashier's check payable to the order of the Company. No Option Shares shall be issued in connection with an exercise of the Option until payment both for such shares and for their related withholding taxes has been made.

     4. Delivery of Certificates. The Company shall deliver the certificates for the Option Shares as soon as possible. The Company shall not, however, be required to issue or deliver any certificate for the Option Shares upon the exercise of the Option prior to compliance by the Company with any requirements of the then current Federal or state securities laws or of any stock exchange on which the Option Shares may at that time be listed. The Optionee (or his legal representative) shall have no interest in the Option Shares unless and until certificates for such Option Shares are issued to him.

     5. Anti-Dilution Adjustment. In the event that the number of outstanding shares of the common stock of the Company shall be changed by reason of split-ups or combinations of shares or recapitalizations or by reason of stock dividends, the number of Option Shares and the purchase price per Option Share shall be appropriately adjusted, as determined by the Company, to give proper effect to such changes.
     6. Options are Non-Transferable. The Option may not be assigned, transferred, pledged, or hypothecated in any way whether by operation of law or otherwise (except for the laws of descent and distribution), and shall not be subject to execution, attachment, or similar process. The Option may be exercised only by the Optionee during his lifetime and, after his death, may be exercised only by his Legal Representative (as that term is defined in Section
2). Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option, shall be null and void and without effect. The Company shall have the right to terminate the Option, in the event of any such assignment, transfer, pledge, hypothecation, other disposition of the Option, or levy of attachment or similar process, by notice to that effect to the person then entitled to exercise the Option, provided, however, that termination of the Option hereunder shall not prejudice any rights or remedies which the Company or a subsidiary corporation may have under this Agreement or otherwise.

     7. No Guarantee of Employment. Nothing in this Agreement shall be deemed or construed in any manner to constitute a contract of employment between the Company and the Optionee and shall not affect the right of the Company to terminate the employment of the Optionee.

     8.   Miscellaneous.
     (a) The Option may not be exercised with respect to a fraction of any Option Share.

     (b) This Agreement contains all of the undertakings and understandings between the Company and the Optionee regarding the subject matter of the Option. No oral or unwritten undertaking or understandings exist with regard to this Option and if claimed or believed by any person to exist shall be disregarded and shall not be relied upon for any purpose. No modification or amendment of any of the terms of the Option shall be valid if not made in writing and no such writing shall be binding on the Company unless executed by a duly authorized corporate officer and attested by its secretary or assistant secretary.

     (c) This Option shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its duly authorized corporate officers, and the Optionee has hereunto set his hand and seal, all as of the date and year first above written.

                              RICHARDSON ELECTRONICS, LTD.
                              By: /s/ Edward J. Richardson
                                   Edward J. Richardson,
                                   Chairman of the Board

ATTEST:
/s/ William G. Seils
William G. Seils
Secretary
                              OPTIONEE:
                              /s/ Arnold R. Allen
                              Arnold R. Allen